Exhibit 99.1

MACATAWA BANK CORPORATION
SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

INSTRUCTIONS FOR USE OF
SUBSCRIPTION RIGHTS CERTIFICATES

          Macatawa Bank Corporation is offering shares of its common stock in a rights offering. The rights offering is described in the accompanying prospectus dated May 10, 2011. This document explains how you can exercise your rights to purchase shares in the rights offering.

General information about the rights offering

          We have issued non-transferable subscription rights to holders of record of our common stock as of 5:00 p.m., Eastern Time, on May 2, 2011 (the "Record Date"). Each shareholder received one subscription right for each whole share owned on the Record Date. Each subscription right entitles the holder to purchase one share of our common stock at a purchase price of $2.30 per share. The subscription rights will expire at 5:00 p.m., Eastern Time, on June 7, 2011, unless we extend the expiration date in our discretion.

          The subscription rights are evidenced by a subscription rights certificates issued in the names of the holders of record of our common stock. The subscription rights were issued free of charge and may not be sold, transferred or assigned to anyone else.

How to purchase shares in the rights offering

          If you wish to purchase shares in the rights offering, you must properly complete the subscription rights certificate and deliver it, along payment of the full subscription price, to our subscription agent, Registrar and Transfer Company before 5:00 p.m., Eastern Time on the expiration date. If you are not able to provide the completed subscription rights certificate before the expiration date, please refer to the instructions under the heading "Notice of Guaranteed Delivery" below for an alternate means of purchasing shares in the rights offering. In either case, you must timely pay the full subscription price by delivering to the subscription agent a check that clears before the expiration date or by wire transfer of same day funds before the expiration date.

          If you do not wish to purchase shares in the rights offering, you may discard your subscription rights certificate and the related materials.

Please note that once you exercise your subscription rights, you may not cancel, revoke or otherwise amend that exercise.

IF YOU HAVE QUESTIONS OR WOULD LIKE ASSISTANCE EXERCISING YOUR SUBSCRIPTION RIGHTS, PLEASE CONTACT OUR INFORMATION AGENT FOR THE RIGHTS OFFERING, EAGLE ROCK PROXY ADVISORS, LLC, BY CALLING (855) 612-6974 (TOLL FREE).

1.          How to Exercise Subscription Rights

          Subscription by Registered Holders. If you are a registered holder of common stock, to exercise your subscription rights, complete your subscription rights certificate and send it, together with payment in full of the subscription price for each share of common stock you are subscribing for. Your full payment will be held in a segregated account maintained by the subscription agent.

          Subscription by participants in the Macatawa Bank 401(k) Plan and Macatawa Bank Corporation Employee Stock Purchase Plan. If you held shares of our common stock in the Macatawa Bank 401(k) Plan account or the Macatawa Bank Employee Stock Purchase Plan as of the Record Date, you may exercise your subscription rights with respect to those shares of common stock by electing what amount (if any) of your subscription rights you would like to exercise by properly completing the Subscription Rights Certificate. For purposes of the rights offering, you will be treated as a record shareholder, and any shares that you elect to purchase in the rights offering will be credited to you directly in book-entry form, and will not be credited to you in your Macatawa Bank 401(k) Plan account or in your Macatawa Bank Corporation Employee Stock Purchase Plan account, as applicable. You may not use your funds in your 401(k) or Employee Stock Purchase Plan account to purchase shares in the offering.

          2.          Method of Delivery

          The subscription rights certificate and full payment (if such payment is not made by wire transfer) of the total subscription price must be delivered to the subscription agent by one of the methods described below:
By mail:	By hand or overnight courier:

Registrar and Transfer Company Attn: Reorg/Exchange Dept. P.O. Box 645 Cranford, NJ 07016	Registrar and Transfer Company Attn: Reorg/Exchange Dept. 10 Commerce Drive Cranford, NJ 07016

          Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

          The method of delivery of the subscription rights certificate and payment of the subscription price to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you use registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the expiration date. Those who wish to pay the total subscription price by means of a check are urged to make payment sufficiently in advance of the expiration date to ensure such payment is received and clears by such date. DO NOT SEND OR DELIVER THE SUBSCRIPTION RIGHTS CERTIFICATE AND PAYMENT TO MACATAWA BANK CORPORATION OR MACATAWA BANK.

          3.          Method of Payment

          Payment of the total subscription price must be made in U.S. dollars and must be delivered by check payable to "Registrar and Transfer Company" or by wire transfer of same day funds using the following wire instructions:
For the Benefit Of:	REGISTRAR AND TRANSFER COMPANY As Rights Offering Agent for Various Holders

Account Number:	276-053-5977

Bank:	TD Bank 6000 Atrium Way Mt Laurel, NJ 08054

ABA Number:	031-201-360

If you wish to make payment by wire transfer, you must reference the account number listed on your subscription rights certificate.

          Please note that the subscription agent cannot accept certified checks. Payments will not be considered received until: (i) clearance of any check deposited by the subscription agent; or (ii) receipt by the subscription agent of any wire transfer of same day funds.

          If paying by check, please note that the funds may take five or more business days to clear. Accordingly, holders of record who wish to pay the total subscription price with a check are urged to make payment sufficiently in advance of the expiration date to ensure that such payment is received and clears by such date.

          4.          Signature

          Execution by Registered Holders. The signature on the subscription rights certificate must correspond with the name of the registered holder exactly as it appears on the face of the subscription rights certificate without any alteration or change. Persons who sign the subscription rights certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole discretion, must present to the subscription agent satisfactory evidence of their authority to so act.

          Execution by Persons Other than Registered Holders. If the subscription rights certificate is executed by a person other than the holder named on the face of the subscription rights certificate, you must provide proper evidence of authority of the person executing the subscription rights certificate, unless the subscription agent does not require proof of authority.

          5.          Issuance of Common Stock

          As soon as reasonably practicable after the expiration of the rights offering, the subscription agent will arrange for issuance of the purchased common stock to each person that has validly exercised subscription rights. Please note that you will not receive stock certificates. The common stock will be issued in book-entry form only.

          6.          No Over-Subscription Privilege

          There is no over-subscription privilege in the rights offering. If you wish to purchase more shares than your subscription rights entitle you to purchase, you may submit an expression of interest to purchase shares in the public offering.

          7.          Beneficial Ownership Limitation

          You may not subscribe to purchase a number of shares such that upon completion of the rights offering, you will beneficially own in excess of 4.9% of our outstanding common stock, unless you beneficially owned more than 4.9% immediately prior the commencement of the rights offering.

          8.          Guaranteed Delivery Procedures

          If you want to exercise your subscription rights, but time will not permit your subscription rights certificate to reach the subscription agent on or prior to 5:00 p.m., Eastern Time, on the expiration date, you may exercise your subscription rights using the following guaranteed delivery procedures:
1.	On or before June 7, 2011, you must have sent, and the subscription agent must have received, payment in full for each share of common stock you are purchasing through your subscription rights;

2.

On or before June 7, 2011, you must have sent, and the subscription agent must have received, a Notice of Guaranteed Delivery, from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority ("FINRA") or a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"). Please contact the information agent at (855) 612-6974 (toll free) for a Notice of Guaranteed Delivery; and

3.

You must send, and the subscription agent must receive, your properly completed and duly executed subscription rights certificate within three trading days following the date of your Notice of Guaranteed Delivery. You may physically deliver the Notice of Guaranteed Delivery via the enclosed envelope to the subscription agent. For purposes of such Notice of Guaranteed Delivery, "trading day" means any day on which trading is conducted on the NASDAQ Global Select Market.

          The Notice of Guaranteed Delivery may be delivered to the subscription agent in the same manner as the subscription rights certificate at the address set forth above or may be transmitted, if transmitted by an Eligible

Institution, to the subscription agent by facsimile transmission to Facsimile No. (908) 497-2311. You should confirm receipt of all facsimile transmissions by calling the subscription agent at (908) 497-2300. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the information agent by calling (855) 612-6974 (toll free).

          Brokers, custodian banks, and other nominee holders of subscription rights who exercise the subscription rights on behalf of beneficial owners of subscription rights will be required to certify to us and the subscription agent, with respect to each beneficial owner of subscription rights (including such nominee itself) on whose behalf such nominee holder is acting, as to the number of subscription rights that have been exercised and the corresponding number of shares of common stock subscribed for in the rights offering.

          9.          Ambiguities in Subscriptions

          If you do not specify the number of shares of our common stock being subscribed for on your subscription rights certificate, or if your payment is not sufficient to pay the total subscription price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of our common stock that could be subscribed for with the payment that you provided, up to the maximum of the number of shares of common stock you may purchase with your subscription rights. If your payment exceeds the total subscription price for the number of shares of common shares that you have indicated you wish to exercise on your subscription rights certificate, your payment will be applied until depleted as follows:
1.	To subscribe for the number of shares of common stock that you indicated on the subscription rights certificate that you wish to purchase through your subscription rights; and

2.	To subscribe for additional shares of common stock until your subscription rights have been fully exercised.

          10.          Missing or Incomplete Subscription Forms or Payment

          If you fail to complete and sign the applicable subscription documents or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription document, nor are we under any obligation to correct such documents. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.